AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 11, 2016 by and among NANOANTIBIOTICS, INC., a publicly-owned Nevada corporation (the “Company”), LAT ACQUISITION CORP., Nevada corporation (“Acquisition”), and LAT PHARMA, LLC, an Illinois limited liability company (“LAT”). The Company, Acquisition and LAT are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, The Company is a Nevada corporation with 87,210,000 shares of common stock, par value $0.0001, issued and outstanding (the “Common Stock”) and whose shares are quoted in certain over-the-counter stock markets under the symbol “NNAB.”

WHEREAS, Acquisition is a wholly-owned subsidiary of the Company.

WHEREAS, the Board of Directors and Managing Members of each of the Company, Acquisition, and LAT have determined that it is fair to, and in the best interests of, their respective companies and shareholders for Acquisition to be merged with and into LAT, with LAT as the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors and Managing Members of each of the Company, Acquisition and LAT have approved the Merger in accordance with the Nevada Revised Statutes (“N.R.S.”) and the Illinois Limited Liability Company Act (the “LLC Act”) and upon the terms and subject to the conditions set forth herein, and in the Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”).

WHEREAS, all of the equityholders of LAT (the “LAT Holders”) shall have approved this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and the Company, as the sole stockholder of Acquisition, will be asked to approve this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PLAN OF MERGER

1.1.                        Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition shall be merged with and into LAT in accordance with the provisions of the LLC Act and the N.R.S. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition shall cease and LAT shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its existence under the laws of the State of Illinois.

1.2.                        Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the Illinois. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3.                        Closing. The closing of the Merger (the “Closing”) shall occur upon mutual satisfaction by the Parties of the closing conditions set forth in Articles V and VII hereof (the “Closing Date”). The Closing shall occur at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. At the Closing, all of the documents, certificates, agreements, and instruments referenced in Section 1.10 will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

1.4.                        Articles of Organization, Operating Agreement and Officers of the Surviving Company.

(a)               The Articles of Organization of LAT, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Articles of Organization of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such Articles of Organization.

(b)               The Operating Agreement of LAT, as in effect immediately prior to the Effective Time in the form attached as Exhibit C hereto, shall be the Operating Agreement of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, the Articles of Organization of the Surviving Company, and such Operating Agreement.

(c)                The officers listed in Exhibit D hereto shall comprise the officers of the Surviving Company and each shall hold their respective office or offices from and after the Effective Time until a successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Organization or Operating Agreement of the Surviving Company.

1.5.                        Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition and LAT (collectively, the “Constituent Companies”); and all the rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Companies, and the title to any real estate vested by deed or otherwise in either of such Constituent Companies shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.6.                        Manner and Basis of Converting Equity. At the Effective Time:

(a)               all of the shares of capital stock, $0.00001 par value, of Acquisition, outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate share of membership interests of LAT (the “LAT Interests”), so that at the Effective Time, the Company shall be the holder of all of the issued and outstanding LAT Interests; and

(b)               all of the LAT Interests beneficially owned by the LAT Holders listed on Exhibit E attached hereto shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an aggregate of 39,820,000 shares of the Common Stock (the “Merger Shares”) to be delivered to the LAT Holders as set forth on Exhibit E in accordance with the provisions Section 1. 9 hereof.

1.7.                        Surrender and Exchange of Certificates. Promptly after the Effective Time and upon surrender of a certificate or certificates representing the LAT Interests that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Company stating that such LAT Holders have lost their certificate or certificates or that such have been destroyed, the Company shall issue to the LAT Holders surrendering such certificate(s) or affidavit, a certificate or certificates registered in the name of such LAT Holders representing the number of shares of the Common Stock that such LAT Holders shall be entitled to receive as set forth in Section 1.6(b). Until the certificate(s) is or are surrendered, each certificate(s) that immediately prior to the Effective Time represented any outstanding shares of LAT Interests shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the number shares of the Merger Shares as specified in Section 1.6(b) for the holder thereof or to perfect any rights of appraisal that such holder may have pursuant to the applicable provisions of the LLC Act.

1.8.                        The Company Capital Stock. The Company agrees that it will cause the Merger Shares at the Effective Time pursuant to Section 1.6(b) to be available for such purposes. The Company further covenants that at the Closing, and including the issuance of the Merger Shares and the retirement and cancellation of 39,820,000 shares of Common Stock by the Company, there will be no more than 88,210,000 shares of the Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

1.9.                        Lock-up Agreement.

(a)               3,488,400 of the Merger Shares shall be issued and delivered to the LAT Holders pro rata in accordance with their respective percentage set forth in Exhibit E.

(b)               The remaining 36,331,600 Merger Shares shall be (i) issued and delivered to the LAT Holders pro rata in accordance with their respective percentage set forth in Exhibit E and (ii) subject to a consent and agreement dated as of April 6, 2016 between the Company, LAT and the LAT Holders (the “Lock-Up Agreement”) attached hereto as Exhibit F

(c)                Promptly after the Board has certified in good faith the completion of each respective Milestone set forth in Schedule 1 of the Lock-Up Agreement, the Company shall (i) release the respective Merger Shares to the LAT Holders that were previously issued to LAT Holders on the effective date pursuant to Section 2 of the Lock-Up Agreement and, (ii) upon the request of any LAT Holder, deliver a certificate or certificates registered in the name of such LAT Holder representing the number of shares of the Common Stock that such LAT Holder shall be entitled to receive as their proportionate share of the shares to be released from the restrictions of the Lock-Up Agreement for each such Milestone, as set forth in Schedule 1 to the Lock-Up Agreement.

1.10.                    Grant of Royalty. In addition to the Merger Shares, in consideration for Merger, the constituent companies agree to grant a royalty on the net sales of CIP terlipressin in the amount of five percent (5%) (the “Royalty”) of CIP terlipressin net sales to the LAT Holders to be allocated as follows: four percent to LAT Pharma Members, four-tenths percent (0.4%) to PharmaIn Corporation; and sixth-tenths percent (0.6%) to The Barrett Edge, Inc. The terms and conditions of the Royalty shall be set forth in and subject to the Royalty Agreement (the “Royalty Agreement”) attached hereto as Exhibit G.

1.11.                    Operation of Surviving Company. LAT acknowledges that upon the effectiveness of the Merger, and the compliance by the Company and Acquisition with their respective duties and obligations hereunder, the Company shall have the absolute and unqualified right to deal with the assets and business of the Surviving Company as its own property subject only to the limitations on the disposition or use of such assets or the conduct of such business as existed prior to the Merger.

1.12.                    Appointment of Jonathan Adams and other Officers and Directors. Simultaneously upon consummation of the Closing, Jonathan Adams shall be appointed to serve as the Company’s Chief Executive Officer and a Class III member of the Board of Directors to serve until such time as provided in the Bylaws of the Company. Immediately following such appointment, (i) Elliot Ehrlich shall resign as the Company’s Chairman and Chief Executive Officer and Rajah Menon shall resign as President and Director, (ii) Amrit Shahzad shall be appointed to serve as an officer of the Company and a Class II member of the Board of Directors to serve until such time as provided in the Bylaws of the Company; and (iii) Quong Do shall be appointed to serve as an officer of the Company and a Class I member of the Board of Directors to serve until such time as provided in the Bylaws of the Company.

1.13.                    Closing Events. At the Closing, each of the respective parties shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all officers’ certificates, opinions, financial statements, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.

1.14.                    Exemption From Registration. The Company and LAT intend that the Merger Shares to be issued pursuant to the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) and from the qualification and registration requirements of any applicable state “Blue Sky” or securities laws.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF LAT

LAT represents and warrants to the Company that the following representations and warranties in this Article II are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement;

provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article II. For purposes of this Article II, the phrase “to the knowledge of LAT” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of LAT immediately before the Closing.

2.1.                        Organization. LAT is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Illinois. LAT has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a LAT Material Adverse Effect (as hereinafter defined). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of LAT’s organizational documents. LAT has taken all action required by laws, its organizational documents, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. LAT has full power, authority, and legal right and has taken or will take all action required by law, its organizational, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “LAT Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of LAT or its subsidiaries taken as a whole.

2.2.                        Capitalization. As of the date of this Agreement, one hundred percent (100%) of the membership interests of LAT (the “LAT Interests”) are issued and outstanding and, except as set forth on Schedule 2.2 hereto, no other class of equity or right to acquire LAT Interests are issued or outstanding. All of the issued and outstanding LAT Interests are duly authorized, validly issued, and fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to LAT. Except as set forth on Schedule 2.2 hereto, there are no agreements to which the LAT is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of LAT. To the knowledge of LAT, there are no agreements among other parties to which LAT is a party and by which it is bound with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of LAT. All of the issued and outstanding LAT Interests were issued in compliance with applicable federal and state securities laws.

2.3.                        Financial Statements.

(a)               LAT has filed all income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b)               LAT has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which LAT may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)                No deficiency for any taxes has been proposed, asserted or assessed against LAT. There has been no tax audit, nor has there been any notice to LAT by any taxing authority regarding any such tax audit, or, to the knowledge of LAT, is any such tax audit threatened with regard to any taxes or LAT tax returns. LAT does not expect the assessment of any additional taxes of LAT for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of LAT.

(d)               LAT has provided to the Company the audited balance sheets of LAT as of, and the audited statements of income, shareholders’ equity and cash flows of LAT for the year ended December 31, 2015 (the “LAT Balance Sheet Date”), and the audited financial statements and notes thereto for the fiscal quarter ending within 60 days of the Closing (the “LAT Financial Statements”). The LAT Financial Statements have been prepared from the books and records of LAT in accordance with Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of LAT as of the respective dates thereof and for the periods referred to therein, with regard to the LAT’s Financial Statements, such financial statements comply, in all material respects, as appropriate, as to form with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion of such LAT Financial Statements in the Company filings with the SEC as required by the Exchange Act, and are consistent with the books and records of LAT, except as provided in the notes thereto.

(e)                The books and records, financial and otherwise, of LAT are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4.                        Disclosure. No representation or warranty by LAT contained in this Agreement or in any of the agreements or other documents executed pursuant to this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of LAT pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. LAT has disclosed to the Company all material information relating to the business of LAT or the transactions contemplated by this Agreement.

2.5.                        Undisclosed Liabilities. LAT has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown in the LAT Financial Statements referred to in Section 2.3, (b) liabilities which have arisen since the date of the LAT Financial Statements in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Article II, “Ordinary Course of Business” means the ordinary course of LAT’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6.                        Absence of Certain Changes or Events. Except as set forth in this Agreement, Schedule 2.6 hereto or in the LAT Financial Statements, since the date of the latest balance sheet included in the LAT Financial Statements:

(a)               except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of LAT; or (ii) any damage, destruction, or loss to LAT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of LAT; and

(b)               LAT has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the Ordinary Course of Business; (ii) paid any material obligation or liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on the most recent LAT balance sheet, and current liabilities incurred since that date in the Ordinary Course of Business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material, considering the business of LAT; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7.                        Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of LAT, threatened by or against LAT, or affecting LAT, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8.                        No Conflict With Other Instruments. Except for that certain Collaboration and License Agreement, dated July 30, 2010 between LAT and PharmaIn, Corp. (the “Collaboration Agreement”), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which LAT is a party or to which any of its properties or operations are subject.

2.9.                        Contracts. LAT has provided, or will provide the Company, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which LAT is a party or by which it or any of its assets, products, technology, or properties are bound, including a copy of the Collaboration Agreement.

2.10.                    Compliance With Laws and Regulations. LAT has complied with all applicable statutes and regulations of any federal, state, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of LAT.

2.11.                    Approval of Agreement. The managers of LAT (the “LAT Managers”) and all of the LAT Holders will have authorized the execution and delivery of this Agreement by LAT and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by LAT and constitutes a valid and binding obligation of LAT, enforceable against LAT in accordance with its terms.

2.12.                    Title and Related Matters. LAT has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the LAT Financial Statements or acquired after the date of such LAT Financial Statements (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except statutory liens or claims not yet delinquent, those set forth in the LAT Financial Statements, those arising in the Ordinary Course of Business, and those disclosed in Schedule 2.12 hereto.

2.13.                    Governmental Authorizations. LAT has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by LAT of this Agreement and the consummation by LAT of the transactions contemplated hereby.

2.14.                    Continuity of Business Enterprises. LAT has no commitment or present intention to liquidate LAT or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15.                    LAT Holders. The LAT Holders are the legal and beneficial owners of one hundred percent (100%) of the LAT Interests and the LAT Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective LAT Interests; and delivery of such LAT Interests at the Closing will convey to the Company good and marketable title to such LAT Interests free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such LAT Interests being held by the Company.

2.16.                    No Brokers. LAT has not entered into any contract with any person, firm or other entity that would obligate LAT or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated hereby.

2.17.                    Subsidiaries. LAT has no subsidiaries.

2.18.                    Intellectual Property. LAT owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by LAT to other parties (together, the “Customer Deliverables”) and (b) to operate the internal systems of LAT that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”). The Intellectual Property owned by or licensed to LAT and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “LAT Intellectual Property”). Each item of LAT Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. LAT has taken all reasonable measures to protect the proprietary nature of each item of LAT Intellectual Property. To the knowledge of LAT, (i) no other person or entity has any rights to any of LAT Intellectual Property owned by LAT except pursuant to agreements or licenses entered into by LAT and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of LAT Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.

2.19.                    Certain Business Relationships With Affiliates. Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of LAT (a) owns any property or right, tangible or intangible, which is used in the business of LAT, (b) has any claim or cause of action against LAT, or (c) owes any money to, or is owed any money by, LAT.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF THE COMPANY AND ACQUISITION

The Company and Acquisition represent and warrant to LAT that the following representations and warranties in this Article III are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Company,” “to the knowledge of Acquisition,” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company or Acquisition, as applicable, immediately before the Closing.

3.1.                        Organization.

(a)               The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Company Reports (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s Articles of Incorporation or Bylaws. The Company has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.

(b)               Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Exhibits H and I, respectively, are complete and correct copies of the Articles of Incorporation and Bylaws of Acquisition, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Acquisition’s Articles of Incorporation or Bylaws. Acquisition has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Acquisition has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.

3.2.                        Capitalization.

(a)               The authorized capital stock of the Company consists of 310,000,000 shares of which 300,000,000 shares are designated the Common Stock and 10,000,000 shares are designated blank check preferred stock, par value $0.001 per share (the “Preferred Stock”). Immediately before the Closing there were 87,210,000 shares of the Common Stock issued and outstanding. Immediately following the Closing, there shall be 87,210,000 shares of the Common Stock issued and outstanding, and no shares of the Preferred Stock issued and outstanding. All of the issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. Except as set forth on Schedule 3.2(a), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties to which the Company is a party and by which it is bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of the Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

(b)               The authorized capital stock of Acquisition will consist of 2,000 shares of common stock, par value $0.00001 per share, of which 1,000 shares will be issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition are owned by the Company. All the issued and outstanding shares of common stock of Acquisition are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Acquisition is a party or which are binding upon Acquisition providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Acquisition. There are no agreements to which Acquisition is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Acquisition.

(c)                Acquisition is a wholly-owned subsidiary of the Company that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date.

3.3.                        Financial Statements. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (collectively, the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (d) are consistent with the books and records of the Company.

3.4.                        Securities Act and Exchange Act Filings. The Company has furnished or made available to LAT complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, as amended, which contains audited financial statements for the period April 18, 2013 (inception) through June, 2013 as filed with the SEC (SEC File No. 333-190635), (b) Annual Report on Form 10-K for the fiscal year ended June 30, 2015, which contains audited financial statements for the period April 10, 2013 (inception) through June 30, 2015, and (c) all other reports filed by the Company under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by the Company under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since August 15, 2013 (such documents are collectively referred to herein as the “Company Reports”). The Company Reports constitute all of the documents required to be filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from August 15, 2013 through the date of this Agreement. The Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Each the Company Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.                        Undisclosed Liabilities. Except as set forth in the Company Financial Statements, neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Reports, (d) liabilities which have arisen since the date of the Company Reports in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Article III, “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6.                        Absence of Certain Changes or Events. Except as set forth in this Agreement, Schedule 3.6 hereto, or in the Company Reports, since the date of the latest balance sheet included in the Company Reports:

(a)               there has not been any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of the Company or Acquisition (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company or Acquisition;

(b)               neither the Company nor Acquisition has (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Company or Acquisition; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)                neither the Company nor Acquisition has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the Ordinary Course of Business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company Reports and current liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $25,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company or Acquisition; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)               to the knowledge of the Company, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Company; and

(e)                to the knowledge of Acquisition, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquisition.

3.7.                        Title and Related Matters. The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company

Reports or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)               statutory liens or claims not yet delinquent;

(b)               such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)                as described in the Company Reports.

3.8.                        Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened by or against or affecting the Company, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as specifically disclosed in the Company Reports.

3.9.                        Contracts. the Company is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in the Company Reports.

3.10.                    No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which it or any of its assets or operations are subject.

3.11.                    Governmental Authorizations. Except as disclosed in the Company Reports, the Company is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

3.12.                    Compliance With Laws and Regulations. Except as disclosed in the Company Reports, the Company:

(a)               is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined);

(b)               has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)                has not, and the past and present officers, directors and affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)               has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)                has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)                 does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise and is not a party to any executory agreements;

(g)               is not a “blank check company” as such term is defined by Rule 419 adopted under the Securities Act; and

(h)               is not a “shell company” as such term is defined by Rule 12b-2 adopted under the Exchange Act.

For purposes of this Agreement, a “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company or its subsidiaries taken as a whole.

3.13.                    Insurance. the Company owns no insurable properties and carries no casualty or liability insurance.

3.14.                    Approval of Agreement. The board of directors of the Company (the “the Company Board”) and the Shareholders of Acquisition have authorized the execution and delivery of this Agreement by the Company and Acquisition and have approved this Agreement and the transactions contemplated hereby.

3.15.                    Material Transactions With Affiliates. Except as disclosed herein and in the Company Reports, there exists no material contract, agreement, or arrangement between the Company and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by the Company to own beneficially any common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof.

3.16.                    Employment Matters. The Company has no employees other than its executive officers.

3.17.                    No Brokers. The Company has not entered into any contract with any person, firm or other entity that would obligate LAT or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18.                    Subsidiaries. The Company has no subsidiaries other than Acquisition.

3.19.                    Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. the Company has disclosed to LAT all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV
SPECIAL COVENANTS

4.1.                        Current Report. In connection with the Closing, the parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of LAT and the Company shall cause the Current Report to be filed with the SEC no later than four (4) business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

4.2.                        Additional Representations, Warranties and Covenants of the LAT Shareholders. Promptly after the Effective Time, the Company shall cause to be mailed to LAT Holders of record who has the right to receive the Common Stock, a letter of transmittal (“Letter of Transmittal”) that shall contain additional representations, warranties and covenants of such LAT Holders (each, a “LAT Holder”), including without limitation, that (a) such LAT Holders have full right, power and authority to deliver such LAT Interests and Letter of Transmittal, (b) the delivery of such LAT Interests will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such LAT Holders is bound or affected, (c) such LAT Holders has good, valid and marketable title to all shares of LAT Interests indicated in such Letter of Transmittal and that such LAT Holders is not affected by any voting trust, agreement or arrangement affecting the voting rights of such LAT Interests, (d) whether such LAT Holders is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such LAT Holders are acquiring the Common Stock for investment purposes and not with a view to selling or otherwise distributing such the Common Stock in violation of the Securities Act or the securities laws of any state, and (e) such LAT Holders has had an opportunity to ask and receive answers to any questions such LAT Holders may have had concerning the terms and conditions of the Merger and the Common Stock and has obtained any additional information that such LAT Holders has requested. Delivery shall be effected, and risk of loss and title to the LAT Interests shall pass, only upon delivery to the Company (or an agent of the Company) of (x) certificates evidencing ownership thereof as contemplated by Section 1.7 hereof (or an affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.2.

4.3.                        Actions of Acquisition Stockholder. Prior to the Closing, the Company shall cause and demonstrate to LAT the following actions have been taken by the written consent of the Company, the holder of all of the outstanding shares of common stock of Acquisition:

(a)               the approval of this Agreement and the transactions contemplated hereby; and

(b)               such other actions as LAT may determine are necessary or appropriate.

4.4.                        Actions of LAT. Prior to the Closing, LAT shall cause and demonstrate to the Company the following actions have been taken by the written consent of the holders of all of the outstanding LAT Interests:

(a)               the approval of this Agreement and the transactions contemplated hereby; and

(b)               such other actions as the Company may determine are necessary or appropriate.

4.5.                        Access to Properties and Records. the Company and LAT will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of the Company or LAT in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or LAT as the other shall from time to time reasonably request.

4.6.                        Delivery of Books and Records. At the Closing, LAT shall deliver to the Company, LAT’s minute books, books of account, contracts, records, and all other books or documents.

4.7.                        Actions Prior to Closing by Both Parties.

(a)               From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, the Company, LAT and Acquisition will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)               Except as set forth herein, from and after the date of this Agreement until the Closing Date, none of the Company, LAT, or Acquisition will: (i) make any change in their organizational documents, charter documents or Bylaws; (ii) take any action described in Section 2.6 in the case of LAT, or in Section 3.6 in the case of the Company or Acquisition (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the Ordinary Course of Business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.8.                        Indemnification.

(a)               Indemnification by LAT. LAT hereby agrees to defend and indemnify the Company and Acquisition and each of the officers, agents and directors of the Company and Acquisition as of the date of this Agreement against any loss, liability, claim, damage, or expense

(including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this Section 4.8(a) shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b).

(b)               Indemnification by the Company. The Company hereby agrees to defend and indemnify LAT and each of the officers or agents of LAT as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III. The indemnification provided for in this Section 4.8(b) shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(c).

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF
THE COMPANY AND ACQUISITION

The obligations of the Company and Acquisition under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1.                        Accuracy of Representations; Performance. The representations and warranties made by LAT in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and LAT shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by LAT prior to or at the Closing. the Company may request to be furnished with a certificate, signed by a duly authorized officer of LAT and dated the Closing Date, to the foregoing effect.

5.2.                        Officer’s Certificates. the Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of LAT to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of LAT threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in a disclosure schedule, by or against LAT which might result in any material adverse change in any of the assets, properties, business, or operations of LAT.

5.3.                        No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of LAT, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of LAT.

5.4.                        Other Items.

(a)               The Company shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

(b)               The Company shall have conducted a complete and satisfactory due diligence review of LAT.

(c)                The transactions contemplated by this Agreement shall have been approved by the LAT Manager and the LAT Holders.

(d)               Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from LAT’s lenders, creditors, vendors and lessors.

5.5.                        Delivery of Financial Statements. LAT shall have delivered the LAT Financial Statements required in Section 2.3(d); unless waived by the Company, but which shall be delivered not more than sixty (60) days following the Closing.

5.6.                        Good Standing. The Company shall have received certificates of good standing from the Secretary of State of the Illinois or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that LAT and Acquisition are in good standing as corporations in the Illinois and have filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF LAT

The obligations of LAT under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1.                        Accuracy of Representations; Performance. The representations and warranties made by the Company and Acquisition in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the Company and Acquisition shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and Acquisition prior to or at the Closing. LAT shall have been furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.

6.2.                        Officer’s Certificate. LAT shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3.                        No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of the Company.

6.4.                        Good Standing. LAT shall have received certificates of good standing from the Secretary of State of the Nevada or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that the Company and Acquisition are in good standing as corporations in the Delaware and have filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5.                        Other Items.

(a)               LAT shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as LAT may reasonably request.

(b)               LAT shall have conducted a complete and satisfactory due diligence review of the Company.

(c)                The transactions contemplated by this Agreement shall have been approved by the board of directors of the Company and Acquisition.

(d)               Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from LAT’s lenders, creditors, vendors and lessors.

(e)                There shall have been no material adverse changes in the Company or Acquisition, financial or otherwise.

(f)                 There shall be no Common Stock Equivalents outstanding as of immediately prior to the Closing. For purposes of the foregoing, “Common Stock Equivalents” means any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of any class of the capital stock of the Company or any securities convertible into or exchangeable for such shares.

(g)               Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Company’s lenders, creditors, vendors, and lessors.

(h)               The parties shall have prepared and agreed upon the content of Form 8-K to be filed pursuant to Section 4.1 hereof.

(i)                 The Company and Jonathan Adams shall have entered into an Employment Agreement in the form attached hereto as Exhibit I.

(j)                 Within 60 days of the Effective Time:

i.             the Bylaws of the Company shall have been amended, in a manner reasonably acceptable to LAT, to (i) increase the size of the Board of Directors to three members and provide that it shall not be increased in size without the consent of the holders of a majority of the Company shares held by the LAT holders, (ii) effectuate the creation of a classified Board of Directors with three classes of directors serving for three year terms, with the Class III director initially serving a three year term; the Class II director initially serving a two year term; and the Class I director initially serving a one year term, (iii) provide that directors of the Company can only be removed for “cause,” and (iv) revise the amendment provisions of the Bylaws to require the consent of a majority of the Company shares held by the LAT holders to amend or repeal the Bylaw provisions referred to in the foregoing clauses; and

ii.           the Certificate of Incorporation of the Company shall have been amended, in a manner reasonably acceptable to LAT, to (i) effectuate the creation of a classified Board of Directors with three classes of directors serving for three year terms, with the Class III director initially serving a three year term; the Class II director initially serving a two year term; and the Class I director initially serving a one year term, (ii) provide that directors of the Company can only be removed for “cause,” and (iii) require the consent of the holders of a majority of the Company shares held by the LAT holders to amend or repeal the Certificate of Incorporation provisions referred to in the foregoing clauses.

(k)               The 39,820,000 shares of Company Capital Stock referred to in Section 1.8 shall have been retired and cancelled by the Company as soon as practicable following the Closing.

ARTICLE VII
TERMINATION

7.1.                        Termination.

(a)               This Agreement may be terminated by either the LAT Managers or the Company Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the Merger contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Merger; (iii) there shall have been any change after the date of the latest balance sheets of LAT or the Company, respectively, in the assets, properties, business, or financial condition of LAT or the Company, which could have a materially adverse affect on the value of the business of LAT or the Company, respectively, except any changes disclosed in the LAT Financial Statements and the Company Reports, as the case may be, dated as of the date of execution of this Agreement; or (iv) the Closing Date shall not have occurred by May 1, 2016. In the event of termination pursuant to this Section 7.1(a), no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.

(b)               This Agreement may be terminated at any time prior to the Closing by action of the Company or Acquisition if LAT fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of LAT contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for three (3) days after notice of such failure is provided to LAT. If this Agreement is terminated pursuant to this Section 7.1(b), this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

(c)                This Agreement may be terminated at any time prior to the Closing by action of the LAT Managers if the Company or Acquisition fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company or Acquisition contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for three (3) days after notice of such failure is provided to the Company. If this Agreement is terminated pursuant to this Section 7.1©, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1.                        Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada. Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

8.2.                        Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3.                        Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4.                        Confidentiality. the Company, on the one hand, and LAT, on the other hand, will keep confidential all information and materials regarding the other party designated by such party as confidential. The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. the Company and LAT agree that no public disclosure will be made by either party of the existence of the transactions contemplated by this Agreement or any of its terms without first advising the other party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5.                        Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.

8.6.                        Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7.                        Third Party Beneficiaries. This contract is solely between the Company, Acquisition and LAT and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8.                        Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9.                        Survival. The representations and warranties of the respective parties shall survive the Closing and the consummation of the transactions contemplated hereby.

8.10.                    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11.                    Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12.                    Press Releases and Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.

LAT PHARMA LLC

an Illinois limited liability company

/s/

By:______________________________

Jonathan M. Adams, Principal

NANOANTIBIOTICS, INC.

a Nevada corporation

/s/

By:______________________________

Elliot Ehrlich, Chief Executive Officer

/s/

By:______________________________

Rajah Menon, President

LAT ACQUISITION, CORP.

a Nevada corporation

/s/

By:______________________________

Elliot Ehrlich, Incorporator, President

Schedule 3.2 (a)

Capitalization Schedule

Authorized Common Stock	300,000,000
Issued Common Stock	88,210,000
Outstanding Common Stock	88,210,000
Treasury Stock	0
Shares reserved for issuance under equity compensation plans	0
Reserved for convertible promissory note	0
Reserved for outstanding warrants	5,000,000

Warrants to purchase Common Stock	5,000,000

Authorized Preferred Stock	10,000,000
Issued Preferred Common Stock	0

EXHIBIT A

Certificate of Merger

EXHIBIT B

LAT PHARMA, LLC

Articles of Organization

EXHIBIT C

LAT PHARMA, LLC

Operating Agreement

EXHIBIT D

Executive Officers

Name:	Title:
Jonathan Adams	Chief Executive Officer, Chairman
Amrit Shahzad	President, Corporate Secretary

EXHIBIT E

Membership Interest Ownership

EXHIBIT F

Lock-Up Agreement

EXHIBIT G

Royalty Agreement

EXHIBIT H

Articles of Incorporation of Acquisition

EXHIBIT I

By-laws of Acquisition